Exhibit 10.6

Conditions for Share Awards

The following conditions shall apply for the Share Awards.

1.	The Share Awards shall be granted free of charge to the participants as soon as practicable after the annual general meeting.

2.	The Share Awards shall vest gradually over approximately three years, corresponding to three terms up to the date of, whichever is earliest, (i) the annual general meeting 2022 or (ii) 1 June 2022 (the “Vesting Date”), where each term equals the period from one annual general meeting up until the day falling immediately prior to the next annual general meeting or the Vesting Date, as applicable (each such period a “Term”). The Share Awards shall vest with 1/3 at the end of each Term, provided that the participant is still a Board member of Calliditas Therapeutics on the said date. In addition to the vesting conditions just stated, the Share Awards are subject to performance vesting based on the development of the Calliditas Therapeutics share price, in accordance with the vesting conditions below.

3.	The Share Awards are subject to performance vesting based on the development of the Calliditas Therapeutics share price over the period from the date the Share Awards are allocated (“Grant Date”) up to and including the day before the Vesting Date. The development of the share price will be measured based on the volume weighted average price of the Calliditas Therapeutics share on Nasdaq Stockholm for the 10 trading days immediately following the Grant Date and the 10 trading days immediately preceding the Vesting Date, respectively. In the event Calliditas Therapeutics’ share price has increased by more than 60 percent, 100 percent of the Share Awards shall vest, and should the share price have increased by 20 percent, 33 percent of such Share Awards shall vest. In the event of an increase of the share price of between 20 and 60 percent, vesting of the Share Awards will occur linearly. Should the increase of the share price be less than 20 percent, vesting will not occur at all.

4.	The earliest point in time at which vested Share Awards may be exercised shall be the day falling immediately after the Vesting Date.

5.	Each vested Share Award entitles the holder to receive one share in Calliditas Therapeutics without any compensation being payable provided that the holder is still a Board member of Calliditas Therapeutics at the relevant time of vesting with the exception of certain customary “good leaver”-situations (including death and permanent incapacity to complete the assignment due to illness or accident) and this shall also apply during the first year up until the day of the annual general meeting 2020.

6.	The number of Share Awards will be re-calculated in the event that changes occur in Calliditas Therapeutics’ equity capital structure, such as a bonus issue, merger, rights issue, share split or reverse share split, reduction of the share capital or similar measures.

7.	The Share Awards cannot be transferred and may not be pledged.

8.	The Share Awards can be granted by the parent company as well as any other company within the Calliditas Therapeutics group.

9.	In the event of a public take-over offer, asset sale, liquidation, merger or any other such transaction affecting Calliditas Therapeutics, the Share Awards will vest in their entirety upon completion of such transaction.

Allocation

The number of Share Awards that shall be granted to each participant shall equal the below amount for the respective participant divided by the volume weighted average price of the Calliditas Therapeutics share on Nasdaq Stockholm for the 10 trading days preceding the Grant Date.

The Share Awards under Board LTIP 2019 shall be awarded in accordance with the following:

•	Share Awards calculated based on SEK 1,100,000 to the chairman of the board of directors; and
•	Share Awards calculated based on SEK 400,000 to each of Diane Parks, Hilde Furberg, Thomas Eklund and Lennart Hansson.

In any event, Board LTIP 2019 will comprise a total number of Share Awards which, if all Share Awards are vested in accordance with the vesting conditions above, can entitle to not more than 70,000 shares in Calliditas Therapeutics.

Preparation, administration and the right to amend the terms of the Share Awards

The Remuneration Committee of Calliditas Therapeutics (excluding any participating member) shall be responsible for preparing the detailed terms and conditions of Board LTIP 2019, in accordance with the above mentioned terms and guidelines. To this end, the Remuneration Committee (excluding any participating member) shall be entitled to make adjustments to meet foreign regulations or market conditions, including resolving on cash or other settlement if deemed favourable for Calliditas Therapeutics based on foreign tax regulations.

Preparation of the proposal

Board LTIP 2019 has been initiated by the nomination committee and has been structured based on an evaluation of prior incentive programs and market practice for comparable European (including Swedish) listed companies.

Dilution

Assuming a volume weighted average price of the Calliditas Therapeutics share on Nasdaq Stockholm for the 10 trading days preceding the Grant Date of SEK 46.3, Board LTIP 2019 will comprise not more than 58,314 shares in total, which corresponds to a dilution of approximately 0.17 percent on a fully diluted basis. Taking into account also the shares which may be issued pursuant to previously implemented incentive programs in the Company as well as the proposed incentive program for employees and consultants within the Calliditas Therapeutics-group to the annual general meeting, the maximum dilution amounts to 9.60 percent on a fully diluted basis. The dilution is only expected to have a marginal effect on the company’s key performance indicator “Earnings (loss) per share”.

Information about Calliditas Therapeutics’ existing incentive programs can be found in Calliditas Therapeutics’ annual report for 2018, note 9, which is available on the Company’s website, www.calliditas.se.

Scope and costs of the program

Board LTIP 2019 will be accounted for in accordance with “IFRS 2 – Share-based payments”. IFRS 2 stipulates that the Share Awards shall be expensed as personnel costs over the vesting period and will be accounted for directly against equity. Personnel costs in accordance with IFRS 2 do not affect the Company’s cash flow. Social security costs will be expensed in the income statement according to UFR 7 during the vesting period.

Assuming a volume weighted average price of the Calliditas Therapeutics share on Nasdaq Stockholm for the 10 trading days preceding the Grant Date of SEK 46.3, the annual cost for the Board LTIP 2019, according to IFRS 2, is estimated at approximately SEK 0.45 million pre tax. The estimated IFRS 2 cost has been calculated with a Monte Carlo simulation. The annual cost for social security contributions is estimated at SEK 0.49 million, based on an annual increase in the share price of 20 per cent, the aforementioned assumptions and a social security tax rate of 31.42 per cent. The total annual cost for Board LTIP 2019 during the term of the program, including costs according to IFRS 2 and social security charges, is therefore estimated to approximately SEK 0.94 million.

The total cost of the Board LTIP 2019, including all costs referred to above and social security charges, is estimated to amount to approximately SEK 2.82 million under the above assumptions.

Delivery of shares under Board LTIP 2019

In order to ensure the delivery of shares under Board LTIP 2019, the nomination committee proposes that the annual general meeting resolves to issue warrants in accordance with item 14b below.

Proposal regarding issue of warrants (item 14b)

In order to ensure the delivery of shares under Board LTIP 2019, the nomination committee proposes that the annual general meeting resolves to issue not more than 70,000 warrants, whereby the Company’s share capital can increase by not more than SEK 2,800 in accordance with the following:

1.	The right to subscribe for the warrants shall, with deviation from the shareholders’ pre-emptive rights, only vest with Nefecon AB, a wholly owned subsidiary of Calliditas Therapeutics AB (publ). The reason for the deviation from the shareholders’ pre-emptive rights is the implementation of Board LTIP 2019. Nefecon AB shall be entitled to transfer the warrants to participants of Board LTIP 2019, or a financial intermediary in connection with the exercise of Share Awards.

2.	The warrants shall be issued free of charge and shall be subscribed for on a subscription list no later than 31 May 2019. The board of directors may extend the subscription period.

3.	The detailed terms of the warrants are set out in Schedule 1 hereto.

4.	The exercise price for subscription for shares based on the warrants shall correspond to the share’s quota value.

5.	The CEO shall be authorised to make such minor adjustments that may be necessary in connection with the registration of the new issue.

6.	Notification of subscription of shares by the exercise of Warrants can be made from and including the day of registration of the Warrants with the Swedish Companies’ Office up until and including 31 December 2022.

7.	Shares which are issued following subscription shall entitle to participation in the distribution of profits for the first time on the nearest record date occurring after the subscription has been exercised.

Equity swap agreement with a third party (item 14c)

Should the majority requirement for item 14b above not be met, the nomination committee proposes that the annual general meeting resolves that Board LTIP 2019 shall instead be hedged so that Calliditas Therapeutics can enter into an equity swap agreement with a third party on terms in accordance with market practice, whereby the third party in its own name shall be entitled to acquire and transfer shares of Calliditas Therapeutics to the participants.

Majority requirements

Resolution in accordance with item 14b above requires approval of at least nine tenths (9/10) of the shares represented and votes cast at the annual general meeting.